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                                                                     EXHIBIT 8.1





                TAX OPINION OF MARTIN, SNOW, GRANT & NAPIER, LLP
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        [LETTERHEAD OF MARTIN, SNOW, GRANT & NAPIER, LLP APPEARS HERE]



                                               May 27, 1998




SNB Bancshares, Inc.
P.O. Box 4748
Macon, Georgia 31208

Crossroads Bancshares, Inc.
P.O. Box 1308
Perry, Georgia 31069

     Re: Federal Income Tax Consequences of Proposed Acquisition of Crossroads Bancshares, Inc. by SNB Bancshares, Inc.

Gentlemen:

     We have acted as counsel to SNB Bancshares, Inc. in connection with the proposed merger of Crossroads Bancshares, Inc. ("Crossroads"), with and into SNB Bancshares, Inc. ("SNB"), pursuant to the Agreement and Plan of Merger ("Merger Agreement") dated January 28, 1998, as amended on February 12, 1998. For purposes of rendering this opinion to you, we have examined the Merger Agreement, the Registration Statement on Form S-4, originals or copies identified to our satisfaction of the Stock Book, Minute Book, Articles of Incorporation and Bylaws of Crossroads and SNB and such other actions and proceedings as we deem necessary in order to render this opinion.

     We understand that our opinion will be filed as an Exhibit to the Registration Statement filed by SNB on Form S-4 under the Securities Act of 1933 relating to the SNB Common Stock to be issued in the merger and that our opinion will be referred to in the Prospectus contained therein under captions "Summary" and "Federal Income Tax Consequences". We consent to such filing of our opinion and to references thereto in the Prospectus.

     In connection with your request for this opinion, Crossroads has represented to us the following facts upon which we have relied in making this opinion:
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SNB Bancshares, Inc.
May 27, 1998
Page 2

(1) The sole consideration that will be received by the shareholders of Crossroads under the Merger Agreement will be the shares of SNB common stock into which their common stock will be converted plus cash in lieu of any fractional shares of SNB common stock to which such shareholders would otherwise be entitled.

(2) As a result of the merger of Crossroads with and into SNB, and taking into account (a) the number of shares of Crossroads common stock which are held by shareholders of Crossroads who dissent to the Merger Agreement and perfect their dissenters' rights under the laws of the State of Georgia, and (b) the number of shares of Crossroads common stock that are settled for cash in lieu of fractional shares of SNB common stock, the shareholders of Crossroads will exchange in the merger for SNB common stock a number of shares of SNB common stock, which, in the aggregate, will have a value of at least fifty percent (50%) of the total value of Crossroads common stock outstanding as of the effective time of the merger.

(3) You are not aware of any plan or intention on the part of the shareholders of Crossroads to sell or otherwise dispose of their Crossroads common stock prior to the merger or to sell or otherwise dispose of the SNB common stock that will be received by them in the merger. For purposes of this representation, any shares of Crossroads common stock that will be sold or otherwise dispose of prior to the effective time of the merger in contemplation of the merger will be treated as having been disposed of pursuant to a plan or intention to sell or otherwise dispose of such common stock prior to the merger.

(4) The cash payments that will be made by SNB to Crossroads shareholders in lieu of issuing fractional shares of SNB common stock represent merely a mechanical "rounding off" of the fractions in the exchange, rather than a separately negotiated consideration, and will be made solely for the purpose of saving SNB the expense of issuing and transferring fractional shares of its common stock.

(5) Following the merger, SNB will continue to operate Crossroads' business, and SNB has no plans or intentions to liquidate Crossroads or to cause SNB to sell or otherwise dispose of any of the assets received from Crossroads in the merger, other than in the ordinary course of business.
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SNB Bancshares, Inc.
May 27, 1998
Page 3

(6) SNB has no plan or understanding with Crossroads or with any shareholder of SNB to redeem or to repurchase any of the SNB common stock that will be issued in the merger to the Crossroads shareholders. Such SNB common stock will not be callable by SNB and will not be subject to any kind of "put" option.

(7) As a result of the merger, SNB will assume or receive the assets of Crossroads subject to all the liabilities of Crossroads, including any liabilities of Crossroads for unpaid costs and expenses incurred by Crossroads in connection with the merger. All liabilities of Crossroads at the time of the merger, except those relating to expenses incurred by Crossroads in connection with the merger, will have been incurred by Crossroads in the ordinary course of business or will be associated with the assets transferred to SNB in the merger.

(8) Prior to the merger, Crossroads will not pay any dividends or make any other distributions with respect to its stock, other than normal, regular cash dividends.

(9) SNB will pay all the costs and expenses incurred by it and its wholly owned subsidiary in connection with the merger, and Crossroads will pay all the costs and expenses incurred by it and its wholly-owned subsidiary in connection with the merger, except that each of the parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and Proxy Statement. The shareholders of Crossroads will pay their own costs and expenses, if any, incurred in connection with the merger.

(10) SNB will acquire in the merger at least ninety percent (90%) of the fair market value of the net assets held by Crossroads immediately prior to the merger and at least seventy percent (70%) of the fair market value of the gross assets held by Crossroads immediately prior to the merger. For purposes of this representation, the assets of Crossroads held immediately prior to the merger will include the amount of any costs and expenses arising out of the merger that are paid by Crossroads or on behalf of Crossroads by SNB, any amounts paid to any Crossroads shareholders who dissent from the merger and perfect their dissenters' rights under the laws of the State of Georgia, and any amounts paid to Crossroads shareholders in lieu of fractional shares.
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SNB Bancshares, Inc.
May 27, 1998
Page 4

(11) The compensation that will be paid by SNB to any employees of Crossroads who are employed by SNB following the merger will not be a part of the consideration given to the shareholders of Crossroads in exchange for their Crossroads common stock and will be commensurate in each instance with the service to be rendered by such employee.

(12) The business reasons for the merger are as follows: The assets and business of Crossroads represent a sound income-producing investment with potential long range appreciation. In addition, the merger will enable Crossroads to expand its business through its affiliation with SNB and will enable the shareholders of Crossroads to receive stock of a larger corporation with a more active trading market in exchange for their Crossroads common stock.

     Based upon (a) the facts set out in the foregoing representations; (b) the assumption that the facts set forth in the foregoing representations will be true at the effective time of the acquisition; (c) our review of the Merger Agreement; and (d) the assumption that the minimum stock election will be received and the transaction consummated by the means of a merger of Crossroads with and into SNB in accordance with the provisions of the Merger Agreement, it is our opinion that:

(a) The merger of Crossroads with and into SNB under the laws of the State of Georgia will constitute a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code. SNB and Crossroads will each be a "party to the reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

(b) No gain or loss will be recognized by Crossroads upon its merger with and into SNB under the laws of the State of Georgia.

(c) No gain or loss will be recognized by the shareholders of Crossroads upon the exchange of their Crossroads common stock for SNB common stock in the merger, except with respect to cash received in lieu of fractional shares of SNB common stock.

(d) The basis of the Crossroads shareholders in the shares of SNB common stock received in the merger (including any fractional share interest for which cash payments will be made) will be the same as the basis of such shareholders in the Crossroads common stock exchanged therefor.
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SNB Bancshares, Inc.
May 27, 1998
Page 5

(e) The holding period of the SNB common stock received in the merger by the Crossroads shareholders in exchange for their Crossroads common stock will include the period during which such shareholders held such Crossroads common stock, provided such Crossroads common stock was held as a capital asset on the date of the merger.

(f) Any cash received by a shareholder of Crossroads in lieu of a fractional share of SNB common stock will be treated as having been received by such shareholder in redemption of such fractional share interest, and such redemption will be subject to the provisions of Section 302 of the Internal Revenue Code.

(g) Any cash received by a shareholder of Crossroads, who perfects his dissenters' rights under the laws of the State of Georgia and who receives payment of the fair value of his Crossroads common stock, will be treated as having been received by such shareholder in redemption of his Crossroads common stock, and such redemption will be subject to the provisions of
     Section 302 of the Internal Revenue Code.

                                            Yours very truly,

                                            MARTIN, SNOW, GRANT & NAPIER, LLP



                                            BY:_______________________________
                                                 JOHN T. McGOLDRICK, JR.